Exhibit 3.1

AMENDMENT

TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AR CAPITAL ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

The undersigned, being a duly authorized officer of AR CAPITAL ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “AR Capital Acquisition Corp.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 25, 2014, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 1, 2014.

3.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “GCL”).

5.	ARTICLE I is hereby amended and restated as follows:

The name of the Corporation is “Axar Acquisition Corp.” (the “Corporation”).

6.	The text of Section 9.1(b) is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on August 11, 2014, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of (a) interest to pay income taxes and franchise taxes and (b) funds from the Trust Account to pay Public Stockholders (as defined below) who properly exercise their redemption rights in connection with the a stockholder vote to amend this Article IX, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination and (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by (i) October 1, 2017 or (ii) if prior to October 1, 2017, the Company publicly discloses that an extension past October 1, 2017 will not prevent the Company from maintaining the listing of its securities on The Nasdaq Capital Market, December 31, 2017. Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of AR Capital, LLC. (the “Sponsor”)) are referred to herein as “Public Stockholders.”

7.	The text of Section 9.2(d) is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not consummated a Business Combination by (i) October 1, 2017 or (ii) if prior to October 1, 2017, the Company publicly discloses that an extension past October 1, 2017 will not prevent the Company from maintaining the listing of its securities on The Nasdaq Capital Market, December 31, 2017, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay franchise and income taxes and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

8.	The text of Section 9.3(a) is hereby amended to insert “9.1(b),” immediately before “9.2(a),”.

9.	The text of Section 9.7 is hereby amended and restated to read in full as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination by (i) October 1, 2017 or (ii) if prior to October 1, 2017, the Company publicly discloses that an extension past October 1, 2017 will not prevent the Company from maintaining the listing of its securities on The Nasdaq Capital Market, December 31, 2017, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay franchise and income taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.”

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 7th day of October, 2016.

By:	/s/ William Kahane
Name: William Kahane
Title: CEO

[Signature Page to Amendment to the Amended and Restated Certificate of Incorporation]